Pricing Supplement Addendum dated December 10, 2008
to Pricing Supplement dated June 10, 2008
to Prospectus Addendum dated December 12, 2007
to Prospectus Supplement dated October 12, 2007
and Prospectus dated April 5, 2006

Linked to the S&P Commodity Trends Indicator — Total Return
Due June 16, 2023

Issuer:	HSBC USA Inc.

CUSIP Number:	4042EP 602

Principal Amount of Securities:	$1,000,000.

Public Offering Price:	$11.69 per Security.

Trade Date:	December 4, 2008.

Settlement Date:	December 9, 2008.

Agent:	HSBC Securities (USA) Inc., an affiliate of the Issuer.

Proceeds to Issuer:	100%.

Agent’s Discount and Commission:
0%.  For a further description of the fees and commissions payable pertaining to the Securities please see the section entitled “Supplemental Plan of Distribution” in the accompanying pricing supplement.

The terms and conditions relating to the offerings set forth in this pricing supplement addendum shall supersede the terms and conditions set forth in another pricing supplement addendum dated December 8, 2008 relating to the same offering previously filed with the Securities and Exchange Commission

You may lose some or all of your principal if you invest in the Securities. See “Risk Factors” beginning on page PS-11 of the accompanying pricing supplement for risks relating to an investment in the Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum is truthful or complete. Any representation to the contrary is a criminal offense.

CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Amount To Be Registered	Maximum Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Elements Linked to the S&P Commodity Trends Indicator — Total Return, Due June 16, 2023	$1,000,000.00	116.90%	$1,169,000.00	$45.98
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended

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